                                                                    EXHIBIT 3.30

                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               NALCO HOLDINGS LLC

THE LIMITED LIABILITY COMPANY INTERESTS ("INTERESTS") EVIDENCED BY THIS
AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN
JURISDICTION. SUCH INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND
RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE
SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO
REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER
DISPOSITION OF SUCH INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS
AGREEMENT. PURCHASERS OF INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO
BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

         This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
(the "Agreement") dated as of January 14, 2004 concerning Nalco Holdings LLC
(the "Company"), a Delaware limited liability company, by Nalco Finance Holdings
LLC, its sole member.

                                    RECITALS

         WHEREAS, the Company was originally formed, with BCP IV as its sole member on August 22, 2003, under the name Blackstone/Neptune Acquisition Company
L.L.C. as a limited liability company pursuant to the Delaware Act, by filing a
Certificate of Formation of the Company (as it may be amended or modified from time to time, the "Certificate") with the office of the Secretary of State of the State of Delaware and entering into Limited Liability Company Agreement of the Company, dated as of August 22, 2003 (the "Original LLC Agreement").

         WHEREAS, on October 29, 2003, the Original LLC Agreement was amended and restated as the Amended and Restated Limited Liability Company Agreement of
the Company (the "Amended and Restated LLC Agreement").

         WHEREAS, the Member desires to continue the Company as a limited liability company under the Act and to amend and restate the Amended and
Restated LLC Agreement in its entirety.

         NOW, THEREFORE, the party to this Agreement hereby agrees as follows:

                                   ARTICLE I
                                  Organization

         Section 1.01. Certificate. The Certificate has been executed and filed on behalf of the Company by Jeffrey M. Goldfarb, who was designated as an
"authorized person" within the meaning of the Act, in the Office of the
Secretary of State of the State of Delaware. Upon the filing of the Certificate the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased. The rights and obligations of the Member shall be determined pursuant to the Act and this Agreement.

         Section 1.02. Name. In accordance with, and subject to the provision of this Agreement, the name of the Company shall be "Nalco Holdings LLC" and the
Company may conduct business under that name or any other name hereafter approved by the Board. Each Officer is considered an authorized person within the meaning of the Act who may execute, deliver, and file any amendment and/or restatement of the Certificate as necessary to change the name of the Company consistent with the provisions of this Section 1.02.

         Section 1.03. Term. The term of the Company commenced as of the date of the filing of the Certificate. The term of the Company shall continue until the
Company is dissolved

in accordance with the provisions of Article VI hereof. The existence of the
Company as a separate legal entity shall continue until the cancellation of the
Certificate as provided in the Act.

         Section 1.04. Office and Agent. The principal place of business of the
Company shall be such place or places as the Board may determine from time to time. The registered agent and office in the State of Delaware shall be The
Corporation Trust Company or as hereafter determined by the Board in accordance with the Act.

         Section 1.05. Qualification in Other Jurisdictions. The Officers shall cause the Company to be qualified or registered under foreign entity or assumed or fictitious name statutes or similar laws in any jurisdiction in which the
Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Member or to permit the Company lawfully to own property or transact business. In connection with the foregoing, any Officer, acting alone, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                                   ARTICLE II

                              CAPITAL CONTRIBUTIONS

         Section 2.01. Capital Contributions. The Member shall make an initial
Capital Contribution to the Company, in the amount listed on Schedule A.
Subsequent Capital Contributions by the Member shall be listed on Schedule A hereto. In exchange for each Capital Contribution the Member shall receive the number of Interests set forth opposite such Member's name and the amount of such
Capital Contribution on Schedule A. The Company may in its discretion issue certificates to the Member representing the Interests held by the Member.

                                  ARTICLE III

                        General Governance and Management

         Section 3.01. Purposes. The parties hereto agree and acknowledge that the Company has been organized for the purpose of managing the business and affairs of the Nalco Business. Except as specifically provided otherwise in this
Agreement, the management and control of the business and affairs of the Company shall to the maximum extent permitted under Applicable Law be vested exclusively in a Board of Directors (the "Board") which shall possess all rights and powers of managers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Member hereby consents to the exercise by the
Board of all such powers and rights conferred on it by the Act or otherwise by law with respect to the management and control of the Company. Neither the
Member nor any Representative (as defined in ss.3.02), in its capacity as such, shall have any power to act for, sign for, or do any act that would bind the
Company.

         Section 3.02. Establishment of Board of Directors. (a) The Board shall comprise the same members as the Board of Directors of the Member. Any change in the number of

                                      -2-

directors, membership or voting rights of the Board of Directors of the Member shall be immediately reflected in the number of directors, membership or voting rights of the Board of Directors. The Board shall initially include two (2)
representatives appointed by BCP IV (the "BCP Representatives"), two (2)
representatives appointed by Apollo V (the "Apollo Representatives") and two (2)
representatives appointed by GSCP (the "GSCP Representatives", and collectively with the BCP Representatives and the Apollo Representatives, the
"Representatives").

         (b) The initial Board shall consist of the following members:

             BCP Representatives:    Chinh E. Chu
                                     Paul H. O'Neill

             Apollo Representatives: Leon D. Black
                                     Joshua J. Harris

             GSCP Representatives:   Richard A. Friedman
                                     Sanjeev K. Mehra

             Other Board Members:    William H. Joyce

         Section 3.03. Number of Directors. In the event that any member of the
Board no longer serves as a member of the Board of Directors of the Member, such
Representative shall resign from the Board (or the Member shall use its best efforts to cause such member of the Board to resign). No member of the Board may be removed from the Board if such Representative continues to serve on the Board of Directors of the Member.

         Section 3.04. Chairman. A chairman may be appointed by the
Representatives from among themselves or any other member of the Board. The
Chairman, if appointed, will preside over meetings of the Board and, if a
Representative, shall otherwise have no greater authority than any other
Representative and if not a Representative shall otherwise have no greater authority than any other member of the Board.

         Section 3.05. Voting. Each Representative, including any Chairman who is also a Representative, shall have a single vote, provided any Representative may, subject to Applicable Law, give any other Representatives a proxy to represent such first Representative in any matters. Any vote, consent or other action of the Board may be undertaken with the unanimous written consent (in lieu of meeting) of the Representatives, in each case who have been designated and who are then in office. Each other member of the Board of Directors, including any Chairman, shall have a single vote provided any member of the
Board of Directors may, subject to Applicable Law, give any other member of the
Board of Directors a proxy to represent such first member of the Board of
Directors in any matters.

         Section 3.06. Approval Rights. (a) From and after the Effective Date, until the date on which any Investor Group beneficially owns an amount of Class
A Units of Nalco Investment Holdings LLC ("NIH") which shall equal less than 33
1/3% (48.5% in the case of the GS Investor Group) of such Investor Group's
Initial Equity Stake (such date, the "First Investor Sell Down Date"), the effectiveness of any vote, consent or other action of the Board shall, in

                                      -3-

addition to any other vote which may be required hereunder, require approval of all of the Representatives of at least two of the Investor Groups, and to the extent any vote, consent or other action is taken by the holders of Interests or of the Investor Groups, such vote, consent or other action shall, in addition to any other vote required, require the approval of at least two of the Investor
Groups. From and after the First Investor Sell Down Date, until the date on which any two of the Investor Groups beneficially own an amount of Class A Units of NIH which shall equal less than 33 1/3% (48.5% in the case of the GS Investor
Group) of each such Investor Group's Initial Equity Stake (the "Second Investor
Sell Down Date"), the effectiveness of any vote, consent or other action of the
Board shall, in addition to any other vote which may be required hereunder, require approval of all of the Representatives of the Investor Groups which are still entitled to nominate two Representatives pursuant to Section 3.03 of the
Amended and Restated Limited Liability Company Agreement, dated November 4,
2003, of NIH, and to the extent any vote, consent, or other action is taken by the holders of Units or of the Investor Groups, such vote, consent, or other action shall, in addition to any other vote which may be required hereunder, require the approval of the Investor Groups which are still entitled to nominate two Representatives pursuant to such Section 3.03. From and after the Second
Investor Sell Down Date, the provisions of this Section 3.06(a) shall cease to apply and the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless otherwise provided. Any action which requires the approval of an Investor Group shall only be effective if approved by Members beneficially holding a majority of Class A
Units in NIH of such Investor Group.

         (b) From and after the Effective Date until the earlier of the Second
Investor Sell Down Date and the occurrence of a Qualified IPO, the Company will not, and will cause any Major Subsidiary not to take any of the following actions without the approval of the Board in accordance with Section 3.06(a) and any other further approval specified herein:

          1.   paying of any dividend or distribution;

          2.   entering into any joint venture or similar transaction with any
               Person;

          3.   incurring, assuming or refinancing any third-party indebtedness by the Company or any Subsidiary or issuing any debt securities to a third-party or entering any agreements concerning any third-party debt financing, except in connection with the initial financing of the acquisition of the Nalco Businesses;

          4.   approving of the Company's annual budget or taking any action or authorizing or making any expenditures, including capital
               expenditures, in excess of $10 million;

          5.   settling or compromising any pending or threatened suit, action or claim in excess of $1 million;

          6.   entering into any agreement or arrangement that materially limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto, from engaging or competing in any material line of business or in any material geographic area;

          7.   electing, appointing or removing any officer of the Company or of any Major Subsidiary;

          8.   entering into any agreement, arrangement or understanding with any Member or any affiliate thereof;

                                      -4-

          9.   making any election to change the classification of the Company for Federal income tax purposes;

          10.  amending, altering or repealing, whether by merger,
               consolidation, combination, reclassification or otherwise, the
               Certificate ;

          11.  creation, authorization or issuance of any class, series or shares of stock or any other equity interests in the Company or any right, warrant or option to acquire or security convertible into, any such equity interest in the Company or the redemption, repurchase, or other acquisition of any of the foregoing;

          12.  amending or altering the rights of any Interests or of the holders thereof;

          13.  entering into any merger, consolidation, recapitalization, liquidation, sale of such entity or all or substantially all of the assets of the Company or any Major Subsidiary or consummation of a similar transaction involving the Company or any Major
               Subsidiary (other than a merger, consolidation or similar
               transaction between or among the Company and one or more direct or indirect wholly-owned Subsidiaries of the Company which transaction would not adversely impact the rights of any holder of Interests) or entering into any agreement providing therefor;

          14.  voluntarily initiating any liquidation, dissolution or winding up of the Company or any Major Subsidiary or permitting the
               commencement of a proceeding for bankruptcy, insolvency,
               receivership or similar action with respect to the Company or any of its Subsidiaries;

          15.  acquiring or disposing of (for either cash or non-cash consideration) in a single transaction or a series of related transactions, any business or assets (including investments in third parties) with an aggregate value in such transaction or series of related transactions in excess of $50 million
               (including in such calculation, all assumed debt, all cash payments, and the fair market value of all securities or other property issued as consideration) or entering into any agreement providing therefor;

          16.  commencing or entering into, or agreeing or otherwise committing to enter into, any business or operations other than those businesses and operations of the same or similar nature to those which are being conducted by the Nalco Businesses as of the effectiveness of this Agreement;

          17.  changing the corporate or organizational structure of the Company or any of its Subsidiaries

         Section 3.07. Meetings of the Board.

         (a) Meetings. Meetings of the Board shall be held at the request of any
Representative upon at least two (2) days (if the meeting is to be held in person) or one (1) day (if the meeting is to be held telephonically) written notice to all of the Representatives, if any, or upon such shorter notice as may be approved by all of the Representatives. Any Representative may waive the requirement of such notice as to itself, before, at or after the meeting.

         (b) Conduct of Meetings. Any meeting of the Board may be held in person or telephonically.

                                      -5-

         (c) Quorum. A majority of the Representatives who have been designated pursuant to the provisions of this Agreement and who are then in office shall be necessary to constitute a quorum of the Board for purposes of conducting business, provided however that notwithstanding the preceding, the Board shall not have the power to authorize, facilitate or permit any actions other than in accordance with the terms of this Agreement, including Section 3.06(a). The affirmative vote of a majority of the Representatives in attendance at any meeting at which a quorum is present, and the approval required by Section
3.06(a), if then operative, shall be required to authorize any action.

         Section 3.08. Payments to Representatives; Reimbursements. No director who is an Officer or otherwise employed by the Company shall be entitled to remuneration from the Company for services rendered in his or her capacity as a director (other than for reimbursement of reasonable out-of-pocket expenses of such director in accordance with Company policy). All Representatives will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings and such director fees as may be authorized by the Board, provided, however, that should the Board authorize the payment of any director fees, each Representative shall receive the same fee as each other Representatives .

         Section 3.09. Officers. (a) Designation and Appointment. The Board may,
from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as Officers of the
Company, with titles including but not limited to "chief executive officer,"
"president," vice president," "treasurer," "secretary," "general counsel,"
"director" and "chief financial officer," as and to the extent authorized by the
Board. Any number of offices may be held by the same Person. In the Board's discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or the
Member. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the
Officers of the Company shall be fixed from time to time by the Board. The initial officers of the Company are set forth on Schedule B hereto.

         (b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board. Designation of any Person as an Officer by the
Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

                                      -6-

                                   ARTICLE IV
                                    Transfers

         Section 4.01. Transfer. The Member shall not, directly or indirectly, sell, transfer, pledge or otherwise dispose of any economic, voting or other rights in or to (collectively, "Transfer") any Interests without the prior approval of the Board voting in accordance with Section 3.06(a).

         Section 4.02. Void Transfers. Any Transfer or attempted Transfer of any
Interests in violation of any provision of this Agreement or any other agreement with the Company shall be null and void, and the Company shall not record such
Transfer on its books or, to the fullest extent permitted by law, treat any purported Transferee of such Interests as the owner thereof for any purpose.

         Section 4.03. Legend. Each certificate (if certificated) evidencing
Interests (as defined below) and each instrument issued in exchange for or upon the Transfer of any Interests shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
         SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS
         SET FORTH IN THE SECOND AMENDED AND RESTATED
         LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF
         JANUARY 14, 2004, BETWEEN NALCO HOLDINGS LLC AND
         ITS SOLE MEMBER AND, AMONG OTHER THINGS, MAY NOT BE
         OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH
         TRANSFER RESTRICTIONS. A COPY OF SUCH AMENDED AND
         RESTATED LIMITED LIABILITY COMPANY AGREEMENT IS ON
         FILE WITH THE SECRETARY OF THE LIMITED LIABILITY
         COMPANY AND IS AVAILABLE WITHOUT CHARGE UPON
         WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS
         CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE,
         AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE
         AFORESAID AGREEMENT."

                                   ARTICLE V

                                  DISTRIBUTIONS

         Section 5.01. In General. Any distributions of cash or other assets by the Company to the Member shall be made in accordance with this Article V.
Available cash shall be distributed, at such times and in such amounts as the
Board determines in its discretion, to the Member. Notwithstanding any other provision hereof, the Company shall cause its Subsidiaries to distribute or otherwise transfer to the Company, to the fullest extent possible within the limits imposed by Applicable Law or agreement, the cash or cash equivalents necessary for the Company to make the distributions to be made hereunder.

                                      -7-

         Section 5.02. Tax Distributions. The Company shall make distributions to the Member in an amount sufficient to allow the Member to pay its tax liability resulting from the Member income allocated pursuant to Article VI, provided that such distributions are not inconsistent with any obligations or covenants of the Company. Such distributions shall be made at the time or times necessary to allow the Members (or their direct or indirect owners) to pay their actual and estimated tax liabilities.

         Section 5.03. Limitation on Distributions. Notwithstanding any
provision in this Agreement to the contrary, the Company, and the Board on behalf of the Company, shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act.

                                   ARTICLE VI

                                CAPITAL ACCOUNTS

         Section 6.01. Capital Accounts. A "Capital Account" shall be established for the Member on the books of the Company and shall be maintained as provided in the definition of Capital Account.

         Section 6.02. Distribution in Kind. If any property is distributed in kind to the Members, it shall first be written up or down to its Fair Market
Value as of the date of such distribution), thus creating book gain or loss for the Company, and the Fair Market Value of the property received by each Member as so determined shall be debited against such Member's Capital Account at the time of distribution.

                                  ARTICLE VII

                           DISSOLUTION AND LIQUIDATION

         Section 7.01. Duration. The Company shall dissolve upon the dissolution of the Company by action of the Member, in accordance with Section 3.06, or any other event that would cause the dissolution of a limited liability company under the Act, unless the Company is continued to the extent permitted by, and in accordance with, the Act (each of the foregoing events, a "Dissolution
Event").

         Section 7.02. Liquidation of Company Interests. Any Liquidation of the
Company's interests shall be administered by the Member in its sole discretion.

                                  ARTICLE VIII

                                BOOKS AND RECORDS

         Section 8.01. Books. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal office, which books shall be open to inspection by the Member (or its authorized representative) to the extent required by the Act (unless provided otherwise in this Agreement).

                                      -8-

         Section 8.02. (a) Tax Reports and Elections. Not later than seventy-five calendar days after the end of each Fiscal Year, the Board shall cause the Company to furnish the Member an Internal Revenue Service Form K-1 and any similar form required for the filing of state or local income tax returns for the Member for such Fiscal Year. Upon the written request of the Member and at the Member's expense, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax return which must be filed by the
Member.

         (b) The Board shall determine, subject to Section 3.06(a), whether to make or revoke any available election pursuant to the Code. The Member will, upon request, supply the information necessary to give proper effect to any such election.

         (c) To the extent applicable, the Company hereby designates the Member to act as the "Tax Matters Partner" (as defined in Section 6231(a)(7) of the
Code) in accordance with Sections 6221 through 6233 of the Code. The Tax Matters
Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith;
provided, that the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the Board. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters
Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Member) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member
(including by offset against distributions otherwise payable to such Member).

         (d) Except as otherwise required (i) by Applicable Law or (ii) as a result of an election by the Company to be classified as a corporation for
Federal income tax purposes, which election was approved by the Board in accordance with Section 3.06(a), the Member and the Company shall take no action inconsistent with, and shall make or cause to be made all applicable elections with respect to, the treatment of the Company as a disregarded entity for
Federal income tax purposes.

                                   ARTICLE IX

            EXCULPATION AND INDEMNIFICATION; COMPETITIVE OPPORTUNITY

         Section 9.01. Exculpation and Indemnification. No Member,
Representative, Observer, member of the Board, Officer, or any direct or indirect officer, director, stockholder or partner of a Member (each, an
"Indemnitee"), shall be liable, responsible or accountable in damages or otherwise to the Company, any Member, or to any Member or Investor Group, for
any act or failure to act by such Indemnitee in connection with the conduct of the business of the

                                      -9-

Company, or by any other such Indemnitee in performing or participating in the performance of the obligations of the Company, so long as such Indemnitee acted in the good faith belief that such action or failure to act was in the best interests, or not opposed to the best interests, of the Company and/or its
Subsidiaries and such action or failure to act was not in violation of this
Agreement and did not constitute gross negligence or willful misconduct. Except as otherwise required by the Act, no Person who is a Member, Representative,
Observer, member of the Board, Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Representative, Observer, member of the Board, Officer or any combination of the foregoing. Nothing contained in this Agreement shall affect the rights of the Company against any Member pursuant to the terms and conditions of the Equity Commitment Letters.

         (b) The Company shall indemnify and hold harmless each Indemnitee to the fullest extent permitted by law against losses, damages, liabilities, costs or expenses (including reasonable attorneys' fees and expenses and amounts paid in settlement) incurred by any such Indemnitee in connection with any action, suit or proceeding to which such Indemnitee may be made a party or otherwise involved or with which it shall be threatened by reason of its being a Member,
Representative, Observer, member of the Board, Officer, or any direct or indirect officer, director, stockholder or partner of a Member, or while acting as (or on behalf of) a Member on behalf of the Company or in the Company's interest. Such attorneys' fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such
Indemnitee is not entitled to indemnification with respect thereto.

         (c) The right of an Indemnitee to indemnification hereunder shall not be exclusive of any other right or remedy that a Member, Representative,
Observer, member of the Board or Officer may have pursuant to Applicable Law or this Agreement.

         (d) An Indemnitee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the
Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

         (e) To the extent that, at law or in equity, an Indemnitee has duties
(including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnitee, an Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the
Company or any other Indemnitee. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

         (f) The foregoing provisions of this Section 9.01 shall survive any termination of this Agreement.

                                      -10-

         Section 9.02. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Indemnitee or any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 8.01 or under
Applicable Law.

         Section 9.03. Competitive Opportunity. If any Representative acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a "Competitive Opportunity")
or otherwise is then exploiting any Competitive Opportunity, the Company will have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Representative shall (i) have no duty to communicate or present such
Competitive Opportunity to the Company and (ii) have the right to hold any such
Competitive Opportunity for such Representative's (and its agents', partners' or affiliates') own account and benefit; or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the
Company or any affiliate of the Company.

                                   ARTICLE X
                                  Definitions

         Section 10.01. "Act" shall mean the Delaware Limited Liability Company
Act, Delaware Code, Title 6, Sections 18-101, et seq., as in effect from time to time.

         Section 10.02. "Affiliate" shall have the meaning ascribed thereto in
Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

         Section 10.03. "Apollo V" shall mean Apollo Investment Fund V, L.P.

         Section 10.04. "Apollo Investor Group" shall mean Apollo V and its
Affiliates.

         Section 10.05. "Applicable Law" means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority, applicable to such Person or its Subsidiaries or their respective assets.

         Section 10.06. "BCP IV" shall mean Blackstone Capital Partners IV L.P.

         Section 10.07. "BCP Investor Group" shall mean BCP IV and its
Affiliates.

         Section 10.08. "Capital Account" means the Capital Account established for the Member pursuant to Article VI as maintained for the Member as follows:

         (a) To the Member's Capital Account there shall be credited such
     Member's Capital Contributions, if any, when and as received;

                                      -11-

         (b) To each Member's Capital Account there shall be debited (i) the aggregate amount of cash distributed to such Member and (ii) the Gross
     Asset Value of any Company assets (other than cash) distributed to such
     Member in kind (net of any liabilities secured by such distributed property that the Member is considered to assume or "take subject to" under Section
     752 of the Code);

         (c) Capital Accounts shall be otherwise adjusted in accordance with
     Treasury Regulations Section 1.704-1(b); and

         (d) If Interests are Transferred in accordance with the terms of this
     Agreement, the Transferee shall succeed to the Capital Account of the
     Transferor to the extent it relates to the transferred Interests.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with
Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

         Section 10.09. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Section 10.10. "Effective Date" means January 14, 2004.

         Section 10.11. "Fair Market Value" means, as of any date, the fair market value on such date as determined by the Board.

         Section 10.12. "Fiscal Year" means (i) the taxable year of the Company, which shall be the calendar year unless otherwise required (or, in the Board's reasonable discretion, permitted) by Section 706(b) of the Code, and (ii) for purposes of Article VII, the portion of any Fiscal Year for which the Company is required to (or does) allocate gross income, Net Profit, Net Loss, or other items pursuant to Article VII.

         Section 10.13. "Gross Asset Value" means, with respect to any Company asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

         (a) The initial Gross Asset Value of any Company asset contributed by the Member to the Company shall be the gross Fair Market Value of such
     Company asset as of the date of such contribution;

         (b) The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times:
     (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital
     Contribution; (ii) the distribution by the Company to the Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Interests unless the Board reasonably determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section ss.
     1.704-1(b)(2)(ii)(g);

                                      -12-

         (c) The Gross Asset Value of a Company asset distributed to any Member shall be the Fair Market Value of such Company asset as of the date of distribution thereof; and

         (d) The Gross Asset Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury
     Regulations ss.1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

         Section 10.14. "GSCP" shall mean GS Capital Partners 2000, L.P.

         Section 10.15. "GS Investor Group" shall mean GSCP, GS Capital Partners
2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteilungs KG, GS
Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment
Fund 2000, L.P and their Affiliates.

         Section 10.16. "Initial Equity Stake" shall mean, with respect to an
Investor Group, the Interests in NIH acquired by such Investor Group as of the
Closing of the transactions contemplated by the Stock Purchase Agreement, dated as of August 31, 2003 (as amended, supplemented or otherwise modified from time to time), among the Company, Leo Holding Company, a Delaware corporation, and
Nalco International S.A.S., a societe par actions simplifiee organized under the laws of the Republic of France, together with any Interests in NIH which shall have been issued directly or indirectly with respect to or in exchange or substitution for or conversion of such Interests by way of dividend or distribution, recapitalization, merger, consolidation, exchange or other reorganization, including securities of any other entity or entities created through any Solvent Reorganization.

         Section 10.17. "Interests" shall mean (i) the Member's entire equity interests in the Company, including the Member's economic interest, the right to vote on or participate in the Company's management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act and (ii)
any equity interest in any other entity or entities created through any Solvent
Reorganization.

         Section 10.18. "Investor Group" shall mean any of the Apollo Investor
Group, the BCP Investor Group or the GS Investor Group.

         Section 10.19. "Major Subsidiary" means any Subsidiary of the Company that (1) contributed more than 35% of the consolidated revenues of the Company,
(2) contributed more than 35% of the consolidated income from operations, net of all non-cash items, of the Company or (3) held more than 35% of the consolidated assets of the Company for or at the end of the most recently completed Fiscal
Year, in each case as reflected on the audited consolidated financial statements of the Company and its Subsidiaries at or for such Fiscal Year and available at the time such determination is made.

                                      -13-

         Section 10.20. "Member" means Nalco Finance Holdings LLC or any transferee in accordance with Section 4.01 (so long as such entities continue to hold Interests). No Person that is not a Member shall be deemed a "member" under the Act.

         Section 10.21. "Nalco Business" means the business and operations of the Company and its Subsidiaries.

         Section 10.22. "NIH" means Nalco Investment Holdings LLC, a Delaware limited liability company.

         Section 10.23. "Officer" means each Person who has been designated as, and who has not ceased to be, an officer of the Company pursuant to Section 3.09 hereof, subject to the resolution of the Board appointing such Person as an officer of the Company.

         Section 10.24. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         Section 10.25. "Qualified IPO" means a public offering and sale of equity securities of the Company (or any other entity or entities created through any Solvent Reorganization), as the case may be, in any transaction or series of related transactions, pursuant to an effective registration statement
(other than on Form S-4, S-8 or their equivalents) filed under the United States
Securities Act of 1933 which yield net proceeds to the Company (or any other entity or entities created through any Solvent Reorganization) in excess of $150 million or which results in least 15% of the total outstanding Interests being sold to the public in a primary offering.

         Section 10.26. "Registration Rights Agreement" means that certain
Registration Rights Agreement, dated as of the date hereof, by and among the
Company and the Member, as it may be amended, supplemented or restated from time to time.

         Section 10.27. "Solvent Reorganization" means any solvent
reorganization of the Company, including by merger, consolidation, recapitalization, Transfer or sale of shares or assets, or contribution of assets and/or liabilities, or any liquidation, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of related transactions (in each case other than to or with an unaffiliated third party), in which the rights of the Member under this
Agreement and the Registration Rights Agreement are preserved in all material respects.

         Section 10.28. "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other

                                      -14-

business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

         Section 10.29. "Treasury Regulations" means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.01. Assignment and Binding Effect. Neither the Company nor
any Member shall assign all or any part of this Agreement without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties pursuant to this paragraph.

         Section 11.02. Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be personally served in writing, shall be deemed to have been given on the date of service, and shall be addressed as follows:

                          TO THE COMPANY:      Nalco Holdings LLC
                                               1601 W. Diehl Road
                                               Naperville, Illinois 60563

                                               Attention: Stephen N. Landsman
                                               Fax:  (630) 305-2937

                                               Attention: Chinh Chu
                                               Fax:  (212) 583-5722

                                               Attention: Joshua J. Harris
                                               Fax:  (212) 515-3288

                                               Attention: Sanjeev Mehra
                                               Fax:  (212) 357-5505

                          With a copy to:      Simpson Thacher & Bartlett LLP
                                               425 Lexington Avenue
                                               New York, NY  10017
                                               Attention: Wilson S. Neely
                                               Fax: (212) 455-2502

                                      -15-

                          And a copy to:       Wachtell, Lipton, Rosen & Katz
                                               51 West 52nd Street
                                               New York, NY 10019
                                               Attention: Daniel A. Neff
                                               Fax: (212) 403-2000

                          TO THE MEMBER:       Nalco Finance Holdings LLC
                                               1601 W. Diehl Road
                                               Naperville, Illinois 60563

                                               Attention: Stephen N. Landsman
                                               Fax:  (630) 305-2937

                                               Attention: Chinh Chu
                                               Fax:  (212) 583-5722

                                               Attention: Joshua J. Harris
                                               Fax:  (212) 515-3288

                                               Attention: Sanjeev Mehra
                                               Fax:  (212) 357-5505

                          With a copy to:      Simpson Thacher & Bartlett LLP
                                               425 Lexington Avenue
                                               New York, NY  10017
                                               Attention: Wilson S. Neely
                                               Fax: (212) 455-2502

                          And a copy to:       Wachtell, Lipton, Rosen & Katz
                                               51 West 52nd Street
                                               New York, NY 10019
                                               Attention: Daniel A. Neff
                                               Fax: (212) 403-2000

         Section 11.03. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE WITHOUT
REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF
THE LAWS OF ANOTHER JURISDICTION.

         Section 11.04. Jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). The

                                      -16-

parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 11.05. Entire Agreement. This Agreement and the Registration
Rights Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all other understandings, term sheets, negotiations or agreements between the parties hereto relating to the subject matter of this
Agreement and the Registration Rights Agreement.

         Section 11.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

         Section 11.07. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

         Section 11.08. Interpretation. Words used in the singular form in this
Agreement shall be deemed to import the plural, and vice versa, as the sense may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 11.09. Amendment and Modification. From and after the Effective
Date, until the First Investor Sell Down Date, this Agreement may only be modified or amended by the agreement of at least two of the Investor Groups.
From and after the First Investor Sell Down Date until the Second Investor Sell
Down Date, this Agreement may only be modified or amended by the agreement of the Investor Groups which are each still entitled to designate two
Representatives pursuant to Section 3.07(a) of the Amended and Restated Limited
Liability Company Agreement, dated November 4, 2003, of NIH. From and after the
Second Investor Sell Down Date, this Agreement may be modified or amended by
Members holding a majority of all outstanding Units. Notwithstanding anything to the contrary in this Section 11.09, any modification or amendment of this
Agreement which adversely affects any Investor Group disproportionately relative to the other Investor Groups, or from and after the Second Investor Sell Down
Date which adversely affects any Investor Group, shall require the agreement of the affected Investor Group.

         Section 11.10. Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but

                                      -17-

such waiver or failure to insist upon strict compliance with such representation or warranty, obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

         Section 11.11. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the provisions of this Agreement.

         Section 11.12. Sections . References to a section are, unless otherwise specified, to one of the sections of this Agreement.

         Section 11.13. Specific Enforcement. The Member and the Company
acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

                                      -18-

         IN WITNESS WHEREOF, the party hereto has executed this Agreement as of the date set forth above.

NALCO FINANCE HOLDINGS LLC

By: /s/ William H. Joyce
    -------------------------------
    Name: William H. Joyce
    Title: Chief Executive Officer

                                                                      SCHEDULE A
                                                                      ----------

         Member                   Capital Contribution       Number of Interests
         ------                   --------------------       -------------------
NALCO FINANCE HOLDINGS LLC           $1,001,866,989                 100

                                                                      SCHEDULE B
                                                                      ----------

                         INITIAL OFFICERS OF THE COMPANY
                         -------------------------------

           Name                                     Office
           ----                                     ------
      William H. Joyce                       Chairman of the Board
                                    of Directors and Chief Executive Officer

       William J. Roe                     Executive Vice President and
                                            Chief Operating Officer

       Bradley J. Bell                     Executive Vice President,
                                     Chief Financial Officer and Treasurer

      Daniel M. Harker          Senior Vice President, Supply Chain & eCommerce

      Philippe Creteur             Group Vice President & Managing Director,
                                  European Operations & Vice President, Global
                                               Equipment Division

        Mark W. Irwin                 Group Vice President and President,
                                            Paper Services Division

     Louis L. Loosbrock               Group Vice President and President,
                                                Pacific Division

     Deborah C. Hockman          Vice President, Environmental Health & Safety

     Stephen N. Landsman          Vice President, General Counsel & Corporate
                                                   Secretary

      William R. Radon           Vice President, Information Technology & Chief
                                              Information Officer

        Manian Ramesh             Vice President, Water Research and Polymers

        Shekar Shetty           Vice President, Process Research and Analytical

      Kimberly Moreland                           Tax Officer

       Bruno Lavandier                             Controller

      Michael P. Murphy                  Assistant Corporate Secretary

      Michael K. Mrozak            Assistant Controller, Financial Reporting

      Anthony L. Powell                       Assistant Treasurer

       Mary E. deJonge               Assistant Treasurer, Corporate Finance

     Florian J. Szmurlo            Assistant Treasurer, Insurance and Risk
                                                  Management